EXHIBIT 99.1

SIERRA BANCORP POSTS RECORD SECOND QUARTER PROFITS

MARGIN EXPANSION CONTRIBUTES TO 9% RISE IN 2Q03 NET INCOME

Porterville, CA—July 21, 2003—Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced it generated record second quarter profits fueled by an expanding net interest margin and strong loan and deposit growth. Second quarter net income rose 9% to $2.5 million, or $0.25 per diluted share, compared to $2.3 million, or $0.23 per diluted share, in the second quarter of 2002. Year-to-date net income rose 11% to $4.9 million, or $0.49 per diluted share, compared to $4.4 million, or $0.46 per diluted share in the first half of 2002. Sierra Bancorp generated a return on average equity of 17.6% in the second quarter and 18.1% for the first half of 2003. Its return on average assets was 1.41% in the quarter and 1.43% year-to-date.

“Success in business requires training and discipline and hard work. But if you’re not frightened by these things, the opportunities are just as great today as they ever were.” David Rockefeller

“Our success in generating steadily increased profits over the past 25 years and the record profits posted so far this year are indeed a product of the training, discipline and hard work of all our team members. And we concur with Mr. Rockefeller that opportunities are as abundant today as ever,” said James C. Holly, President and CEO. “The Southern San Joaquin Valley continues to demonstrate economic resilience, and we are gaining share of the banking market in the communities we serve.”

Operating Results

“Solid growth in both loans and core deposits allowed us to shift earning assets into more productive categories, reduce our cost of funds, and produce solid top line growth with strong margins this quarter,” said Kenneth Taylor, Chief Financial Officer. Second quarter revenues (net interest income before provision for loan losses plus non-interest income) grew 7% to $11.1 million compared to $10.4 million in the second quarter a year ago. Year-to-date revenues are up 5% to $21.5 million from $20.5 million in the first six months for 2002.

The company’s net interest margin for the second quarter of 2003 expanded 15 basis points from a year earlier and improved 9 basis points for the first half of the year. “Many of our peer institutions are experiencing margin compression; however, we have been able to strengthen our net interest margin through disciplined pricing policies for both loans and deposits without hindering expansion of our loan portfolio and core deposits,” said Taylor.

Net interest income in the second quarter increased 5% to $8.6 million, compared to $8.2 million in the second quarter a year ago. In the first six months of 2003, net interest income grew 4% to $16.8 million compared to $16.2 million in the like period of 2002. Operating (non-interest) income grew 15% in the second quarter and 10% year-to-date boosted by growth in service charges from new accounts and income from the company’s investment in bank-owned life insurance.

The company’s investment in new branches, which was partially offset by savings generated from new technology, contributed to a 13% increase in total operating expense for the second quarter and a 12% increase year-to-date. Bank of the Sierra opened a new branch in Fresno in April and is constructing another branch in nearby Clovis, slated to open in early 2004. This expansion activity, combined with the fulfillment of technology initiatives, strategic growth in lending staff, and increases in the cost of workers compensation insurance, among other things, caused salaries and benefits to grow by 26% and occupancy expenses to increase by 20% in the first half of 2003. The bank’s efficiency ratio also rose to 61.2% in the second quarter and to 62.1% in the first half of 2003 from 57.7% and 58.5% in the respective periods of 2002. Operating expense totaled $7.0 million in the second quarter and $13.8 million in the first six months of 2003, compared to $6.2 million and $12.3 million in the respective periods a year ago.

Pretax income increased 4% in the second quarter to $3.4 million and was flat at $6.6 million year-to-date. The company’s provision for income taxes dropped 8% in the quarter and 23% in the first six months of the year due to tax strategies implemented in the second half of 2002.

Balance Sheet Growth

Assets increased 8% to $735 million at June 30, 2003 from $678 million a year ago. Securities and Fed Funds Sold dropped 15% to $88 million from $103 million a year ago, as the bank replaced these lower yielding investments with higher producing loans. Net loans grew 11% to $550 million from $497 million, boosted by strong loan demand for real estate loans, including commercial real estate loans, which grew 15% and account for 70% of the total loan portfolio.

Non-performing assets were at approximately the same level on June 30, 2003 as on June 30, 2002, although relative to total assets they fell to 1.4% from 1.5%. At quarter end, the allowance for loan losses stood at $6.0 million, or 1.1% of total loans compared to $5.8 million, or 1.2% of total loans a year ago.

Deposits grew 6% fueled by a 20% increase in demand deposits, 18% growth in savings and NOW accounts, and a 24% rise in money market deposits, which more than offset the 15% drop in time certificates. Higher-cost time deposits accounted for just 33% of total deposits at quarter end compared to 41% a year ago. Total deposits were $610 million at June 30, 2003, up from $575 million a year earlier.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates seventeen branch offices, as well as two agricultural credit centers and a bank card center. In 2003, Sierra Bancorp was added to the Russell 2000 Index and US Banker magazine ranked BSRR as the nation’s 24th best performing bank over the past three years based on its three-year return on equity. More information about Bank of the Sierra is available on the Bank’s web site, www.bankofthesierra.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties: the impact of current events on the California economy, customer’s acceptance of pricing policies, the bank’s ability to successfully expand geographically, changes in interest rates, loan portfolio performance and other factors detailed in the Company’s SEC filings.

	3-Month Period Ended			6-Month Period Ended
	June 30, 2003	June 30, 2002	% Change	June 30, 2003	June 30, 2002	% Change
INCOME STATEMENT
($ in 000s except per share)
(unaudited)
Interest Income	$10,324	$10,530	-2.0%	$20,462	$20,914	-2.2%
Interest Expense	1,723	2,329	-26.0%	3,657	4,736	-22.8%

Net Interest Income	8,601	8,201	4.9%	16,805	16,178	3.9%
Provision for Loan Losses	725	950	-23.7%	1,125	1,550	-27.4%

Net Interest after Loan Loss Prov	7,876	7,251	8.6%	15,680	14,628	7.2%
Service Charges	1,527	1,360	12.3%	2,868	2,555	12.3%
Loan Sale & Servicing Income	74	127	-41.7%	194	630	-69.2%
Other Non-Interest Income	911	464	96.3%	1,690	967	74.8%
Gain/(Loss) on Investments	2	238	-99.2%	(35)	145	-124.1%

Total Non-Interest Income	2,514	2,189	14.8%	4,717	4,297	9.8%
Salaries & Benefits	3,286	2,702	21.6%	6,847	5,420	26.3%
Occupancy Expense	1,239	1,014	22.2%	2,421	2,011	20.4%
Other Non-Interest Expenses	2,467	2,448	0.8%	4,504	4,861	-7.3%

Total Non-Interest Expense	6,992	6,164	13.4%	13,772	12,292	12.0%

Income Before Taxes	3,398	3,276	3.7%	6,625	6,633	-0.1%
Provision for Income Taxes	932	1,015	-8.2%	1,688	2,189	-22.9%

Net Income	$2,466	$2,261	9.1%	$4,937	$4,444	11.1%

PER SHARE DATA
Basic earnings per share	$0.27	$0.24	8.7%	$0.53	$0.48	10.4%
Diluted earnings per share	$0.25	$0.23	5.8%	$0.49	$0.46	7.2%
Common dividends per share	$0.08	$0.07	14.3%	$0.16	$0.14	14.3%
Average basic shares outstanding	9,280,318	9,248,456	0.3%	9,286,930	9,233,068	0.6%
Average diluted shares outstanding	10,060,639	9,757,308	0.3%	9,996,656	9,647,800	3.6%
Common shares outstanding	9,299,227	9,260,280	3.1%	9,299,227	9,260,280	0.4%
Book Value	$6.13	$5.41	13.3%	$6.13	$5.41	13.3%
Tangible book value	$1.00	$1.00	0.0%	$1.00	$1.00	0.0%
KEY FINANCIAL RATIOS
Return on Average Equity	17.56%	18.62%		18.11%	18.62%
Return on Average Assets	1.41%	1.35%		1.43%	1.35%
Net Interest Margin (Tax-Equiv.)	5.70%	5.55%		5.68%	5.59%
Efficiency Ratio (Tax-Equiv.)	61.22%	57.70%		62.14%	58.48%
Net Charge-Offs to Avg Loans	0.13%	0.11%		0.21%	0.29%

AVERAGE BALANCES
Average assets	$703,630	$672,129	4.7%	$694,692	$663,139	4.8%
Average earning assets	$620,306	$610,109	1.7%	$611,633	$601,520	1.7%
Average equity	$56,339	$48,711	15.7%	$54,962	$48.130	14.2%
Average gross loans	$529,067	$496,798	6.5%	$518,536	$494,215	4.9%
Average loan loss reserve	$6,155	$5,545	11.0%	$6,042	$5,589	8.1%
Average deposits	$600,616	$566,729	6.0%	$596,377	$556,468	7.2%
TAX DATA
Tax-exempt muni income	$404	$482	-16.2%	$826	$970	-14.8%
Tax-exempt BOLI income	$189	$86	119.8%	$417	$86	384.9%
Interest income fully tax equivalent	$10.532	$10,778	-2.3%	$20,888	$21,414	-2.5%

	June 30, 2003	Dec. 31, 2002	June 30, 2002	Annual Change
BALANCE SHEET
($ in 000s, unaudited)
ASSETS
Cash and Due from Banks	$43,419	$55,819	$37,923	14.5%
Securities and Fed Funds Sold	87,699	85,758	103,447	-15.2%
Loans
Agricultural	12,087	11,030	13,251	-8.8%
Commercial & Industrial	84,558	81,243	81,113	4.2%
Real Estate	390,552	347,377	339,594	15.0%
SBA Loans	20,715	21,918	19,456	6.5%
Consumer Loans	39,232	39,825	40,231	-2.5%
Credit Card Balances	10,384	11,225	10,498	-1.1%

Gross Loans	557,528	512,618	504,143	10.6%
Deferred Loan Fees	(1,626)	(1,024)	(862)	88.6%

Loans Net of Deferred Fees	555,902	511,594	503,281	10.5%
Allowance for Loan Losses	(5,976)	(5,939)	(5,800)	3.0%
Net Loans	549,926	505,655	497,481	10.5%
Bank Premises & Equipment	17,379	17,578	14,932	16.4%
Other Assets	36,564	36,304	24,147	51.4%
Total Assets	$734,987	$701,114	$677,930	8.4%
LIABILITIES & CAPITAL
Demand Deposits	$175,790	$166,574	$147,014	19.6%
NOW / Savings Deposits	98,812	86,345	83,967	17.7%
Money Market Deposits	135,789	123,178	109,544	24.0%
Time Certificates of Deposit	199,390	229,608	233,978	-14.8%
Total Deposits	609,781	605,705	574,503	6.1%
Trust-Preferred Securities	15,000	15,000	15,000	0.0%
Other Interest-Bearing Liabilities	48,477	19,323	30,953	56.6%
Total Interest-Bearing Liabilities	673,258	640,028	620,456	8.5%
Other Liabilities	4,834	7,799	7,411	-34.8%
Total Capital	56,895	53,287	50,063	13.6%
Total Liabilities & Capital	$734,987	$701,114	$677,930	8.4%

CREDIT QUALITY DATA:
Non-Accruing Loans	$8,700	$4,329	$6,861	26.8%
Over 90 Days Past Due and Still Accruing	—	2,138	1,966
Other Real Estate Owned	1,485	1,421	1,388	7.0%

Total Non-Performing Assets	$10,185	$7,888	$10,215	-0.3%
Quarterly net loan charge-offs (recoveries)	$681		$530
Nonperforming loans / total loans	1.39%		1.51%
Nonperforming assets / total assets	1.56%		1.75%
Allowance for loan losses / total loans	1.07%		1.15%
OTHER PERIOD END STATISTICS:
Stockholders’ equity / total assets	7.7%	7.6%	7.4%
Loan to deposit ratio	91.4%	84.6%	87.8%
Non-interest bearing deposits to total deposits	28.8%	27.5%	25.6%